Exhibit 3.3

Articles of Amendment

to

Articles of Incorporation

of

BOOTIE BEER CORPORATION

(Name of corporation as currently filed with the Florida Dept. of State)

V29219

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

TMT CAPITAL CORPORATION

(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.")

(A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article 3 of the Corporation’s Articles of Incorporation be amended to delete the current Article 3 in its entirety and substitute the following:

“ARTICLE 3

“Capital Stock

“The total amount of capital stock which this Corporation shall have the authority to issue shall be 200,000,000 shares of Common Stock of the par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

“Common Stock

“The Corporation shall be authorized to issue up to 200,000,000 shares of Common Stock with a par value of $0.001.  There shall be only one class of Common Stock.  Each share of Common Stock shall be of equal rank without preference as to liquidation or dividends, subject to any preference on Preferred Stock.  Each share of Common Stock shall have one (1) vote on all matters which come for a vote by the holders of Common Stock.

“Any shares of Common Stock reacquired by the Corporation for any reason shall be cancelled and shall have the status of authorized but unissued shares of Common Stock.

“Preferred Stock

“The Corporation shall be authorized to issue up to 5,000,000 shares of Preferred Stock with a par value of $0.001 per share.  There shall be only one (1) class of Preferred Stock, designated as “Preferred Stock.”  The Preferred Stock shall be senior to the Common Stock, except as provided herein.

“Voting Rights.  Each share of Preferred Stock shall have one hundred (100) votes per share and, except where required by law, shall vote with the Common Stock as a single class upon any matters submitted to the stockholders for a vote, including, but not limited to, the election of directors.

“Liquidation Preference.  The Preferred Stock shall not have any rights to any distribution of cash or property in any liquidation of the Corporation.

“Dividends.  The Preferred Stock shall not have the right to receive any dividends, whether in cash or in property, when as and if declared by the Board of Directors of the Corporation.

“Automatic Conversion.  Upon any sale or other transfer from the initial holder of the Preferred Stock, whether voluntary, involuntary or by will or intestacy, the shares of Preferred Stock shall automatically convert into shares of Common Stock on a one for one basis.”

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A

(continued)

The date of each amendment(s) adoption: APRIL 10, 2007

Effective date if applicable: Not Applicable

(no more than 90 days after amendment file date)

Adoption of Amendment(s)

(CHECK ONE)

[X] The amendment(s) was/were approved by the shareholders.  The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

[  ]  The amendment(s) was/were approved by the shareholders through voting groups.  The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

"The number of votes cast for the amendment(s) was/were sufficient for approval by ."

____________________________________

(voting group)

[  ]  The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

[  ]  The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature ______________________________________________

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

TANIA M. TORREULLA

(Typed or printed name of person signing)

PRESIDENT AND CHAIRMAN OF THE BOARD

(Title of person signing)